ASSET PURCHASE AGREEMENT




                            dated September 22, 1997


                                 by and between



                             HEWLETT-PACKARD COMPANY

                                       and

                            THE FOREFRONT GROUP, INC.

CONFIDENTIALITY TREATMENT has been requested for a portion of this Exhibit. The copy filed as an exhibit omits information subject to the confidentiality request, which has been filed separately with the Commission.

                            ASSET PURCHASE AGREEMENT

                                TABLE OF CONTENTS
                                                                            Page

RECITALS.............................................................          1

ARTICLE I.  DEFINITIONS..............................................          1

ARTICLE II.  PURCHASE AND SALE.......................................          4

     2.1      Purchase and Sale......................................          4
     2.2      Liabilities and Obligations Not Assumed................          4
     2.3      Consideration..........................................          4
     2.4      Taxes..................................................          4

ARTICLE III.  CLOSING................................................          5

     3.1      Closing................................................          5
     3.2      Delivery by Forefront..................................          5
     3.3      Payment for Transferred Assets.........................          5

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES
     OF FOREFRONT....................................................          5

     4.1      Organization...........................................          5
     4.2      Authority..............................................          5
     4.3      Restrictions...........................................          6
     4.4      Ownership and Status of the Verona Assets..............          6
     4.5      Intellectual Property..................................          6
     4.6      Litigation and Claims..................................          7
     4.7      Related Agreements.....................................          8
     4.8      Permits................................................          8
     4.9      Taxes..................................................          8
     4.10     Employment Matters.....................................          8
     4.11     Bookmaker Transaction..................................          9
     4.12     Brokerage..............................................         10
     4.13     Disclosure.............................................         10

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF HP.....................         10

     5.1      Organization...........................................         10
     5.2      Authority..............................................         10
     5.3      Brokerage..............................................         11

ARTICLE VI.  VERONA EMPLOYEES........................................         11

     6.1      Offers of Employment...................................         11
     6.2      Terms of Employment....................................         11
     6.3      Acceptance of Employment Offers........................         11
     6.4      Bonus Agreements.......................................         11

ARTICLE VII.  AGREEMENT WITH MR. MAZNER .............................         11

ARTICLE VIII.  ADDITIONAL AGREEMENTS.................................         12

     8.1      Due Diligence..........................................         12
     8.2      Previous Noncompetition Agreements with the
              Verona Employees.......................................         12
     8.3      Transition Services....................................         12
     8.4      Salt Lake City and Houston Source Code Diskette
              of May 11, 1997........................................         12
     8.5      [Confidentiality Treatment Requested]..................         14
     8.6      Noncompetition.........................................         14
     8.7      Non-Solicitation.......................................         14
     8.8      Forefront's Obligations - Employee Benefit Plans.......         14
     8.9      Further Assurances.....................................         14

ARTICLE IX.  INDEMNIFICATION.........................................         15

     9.1      General Indemnification Obligation of Forefront........         15
     9.2      Method of Asserting Claims, Etc........................         16
     9.3      Payment................................................         17
     9.4      Other Rights and Remedies Not Affected.................         17
     9.5      Limitation on Indemnification..........................         18

ARTICLE X.  GENERAL PROVISIONS.......................................         18

     10.1     Survival of Representations and Warranties.............         18
     10.2     Integrated Agreement; Amendments.......................         18
     10.3     Waiver.................................................         18
     10.4     Notices................................................         18
     10.5     Confidentiality........................................         19
     10.6     Publicity..............................................         20
     10.7     Counterparts...........................................         20
     10.8     No Transfer............................................         20
     10.9     Expenses...............................................         20
     10.10    Other Remedies.........................................         20
     10.11    Absence of Third Party Beneficiary Rights..............         20
     10.12    Mutual Drafting........................................         20

     10.13    Severability...........................................         21
     10.14    Governing Law..........................................         21

                            ASSET PURCHASE AGREEMENT

                              EXHIBIT AND SCHEDULES



Exhibit

Exhibit 4.5(b)(vii)        Form of Forefront Invention, Confidential Information
                           and Non-Competition Agreement


Schedules

Schedule 2.1(a)            Verona Intellectual Property

Schedule 4                 Disclosure Schedule

Schedule 4.5(b)            Third Party Licenses

Schedule 4.7(a)            Related Agreements

Schedule 4.7(d)            Demonstrations

Schedule 4.10(c)           Compensation Agreements

Schedule 4.10(f)           Transaction Compensation

Schedule 4.11              Bookmaker Agreements

Schedule 6.1               Verona Employees

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is entered into and is effective as of the 22nd day of September, 1997 (the "Effective Date") by and between THE FOREFRONT GROUP, INC., a Delaware corporation ("Forefront"), and HEWLETT-PACKARD COMPANY, a California corporation ("HP"), with respect to the purchase by HP from Forefront of certain of Forefront's assets related to the Verona Project (as defined below).


                                    RECITALS

         A. Forefront (i) is engaged in research and development activities relating to technology for enhanced printing of hypertext mark-up language
(HTML) documents from the Internet (the "Verona Project") and (ii) is the developer and owner of intellectual property rights and other rights and assets relating to the Verona Project; and

         B. Forefront wishes to sell and grant licenses to, and HP wishes to purchase and license, certain intellectual property and other rights and assets related to the Verona Project and make employment offers to certain employees of Forefront involved in the Verona Project.


         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, Forefront and HP, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         In this Agreement, the following terms have the meanings specified or referred to in this Article I and shall be equally applicable to both the singular and plural forms.

         "Affiliate" means any entity which controls, is controlled by, or is under common control with, Forefront or HP, as the case may be. An entity shall be deemed to be in control of another entity only if, and for so long as, it owns or controls fifty percent (50%) or more of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

         "AISoft Agreement" means the Software Development and License Agreement dated March 1996 between Forefront and AISoft, Inc., as amended by the First, Second and Third Amendments thereto.

         "Bookmaker" has the meaning specified in Section 4.11 below.

         "Bonus Agreements" has the meaning specified in Section 6.4 below.

         "Claim Notice" has the meaning specified in Section 9.2 below.

         "Closing" has the meaning specified in Section 3.1 below.

         "Closing Date" has the meaning specified in Section 3.1 below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Encumbrance"  means  any  lien,  claim,  charge,   security  interest,
mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Facilities License" has the meaning specified in Section 8.2(b).

         "Forefront" has the meaning specified in the first paragraph of this Agreement.

         "Forefront Benefit Plans" has the meaning specified in Section 4.10(e) below.

         "Forefront Employees" means past or current employees of Forefront, whether full-time, part-time, consultant, contract or temporary, who have been involved in any manner with the Verona Project or the Verona Assets.

         "Forefront   Intellectual   Property"  means  the  Verona  Intellectual
Property and the Intellectual Property contained in the Source Code CD.

         "Governmental Body" means any federal, state, county, local, district, public authority, public agency, or any other political subdivision, public corporation, or governmental or regulatory authority whether foreign or domestic.

         "HP" has the meaning specified in the first paragraph of this Agreement.

         "Indemnitee" has the meaning specified in Section 9.1 below.

         "Intellectual Property" means the following assets (whether tangible or intangible):

              (A) All documentation;

              (B) Computer programs in source code or object code form;

              (C) Works of authorship (whether copyrightable or not);

              (D) Inventions (whether patentable or not), know how, technology, trade secrets, mask works, trade names, designs, design specifications, processes (including copyrighted manufacturing processes), process sheets, technical data, specifications, custom tooling, drawings, supplier lists and customer lists; and

              (E) Patents, design patents, utility models, industrial designs, copyrights, mask work registrations and trademarks, service marks and trade names (including derivations and combinations of any such mark or name, provided such derivation or combination is confusingly similar to the original name) and applications therefor and registrations thereof, foreign counterparts thereof and similar rights and assets in any country.

         "Licensed Technology" has the meaning specified in Section 8.3(b) below.

         "Mr. Mazner" has the meaning specified in Section 4.11.

         "Offer Letters" has the meaning specified in Section 6.1 below.

         "Permitted Encumbrance" means the AISoft Agreement.

         "Person" means any individual, corporation, partnership, joint venture,
association,   joint-stock  company,  trust,   unincorporated   organization  or
Governmental Body.

         "Purchase Price" has the meaning specified in Section 2.3 below.

         "Source Code CD" has the meaning specified in Section 8.3(a) below.

         "Tax" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

         "Third Party Licenses" has the meaning specified in Section 4.5 below.

         "Transferred Assets" has the meaning specified in Section 2.1 below.

         "Verona Assets" means the Transferred Assets, the Licensed Technology and the Third Party Licenses.

         "Verona Employees" has the meaning specified in Section 6.1 below.

         "Verona Intellectual Property" means all Intellectual Property owned or licensed by Forefront relating to the Verona Project.


                                   ARTICLE II

                                PURCHASE AND SALE

         Section 2.1 Purchase and Sale. Subject to the terms and conditions in this Agreement, Forefront agrees to transfer, convey, assign and deliver to HP, and HP agrees to purchase from Forefront, free and clear of all Encumbrances other than the Permitted Encumbrance, the assets owned or licensed by Forefront and related to, or used or held for use by Forefront in, the Verona Project wherever located, whether or not carried at any value on the books of Forefront, as set forth below (collectively, the "Transferred Assets"):

                  (a) The Verona Intellectual Property, including, without limitation, all of the items, information and rights listed in Schedule 2.1(a) to this Agreement, other than the Licensed Technology and the Third Party Licenses; and

                  (b) Any rights of action Forefront has now, or acquires in the future, against a third party for the infringement or misappropriation of a patent, copyright, mask work registration, trademark or trade secret relating specifically to the Verona Project and comprised within the Verona Intellectual Property.

         Section 2.2 Liabilities and Obligations Not Assumed. Notwithstanding anything in this Agreement to the contrary, HP is not assuming any liabilities or obligations of any kind of or from Forefront, whether accrued, absolute, contingent or otherwise, whether now or hereafter existing, including any liabilities or obligations under the Permitted Encumbrance or the Third Party Licenses.

         Section 2.3 Consideration. In consideration for the Transferred Assets and subject to the terms and conditions in this Agreement, the Bonus Agreements and the Noncompetition Agreement, HP shall pay (a) to Forefront, Two Million Three Hundred Ninety-Two Thousand Dollars ($2,392,000) (the "Purchase Price").

         Section 2.4 Taxes. Forefront shall pay and promptly discharge when due the entire amount of any and all excise, sales, value-added, use, registration, stamp, transfer and other like Taxes (the "Transfer Taxes") with respect to payments made by HP to Forefront under this Agreement, and shall indemnify and hold HP harmless against any such Transfer Taxes and any interest or penalties assessed against HP in connection therewith.

                                   ARTICLE III

                                     CLOSING

         Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement at the offices of HP, 3000 Hanover Street, Palo Alto, California. The date of the Closing is referred to in this Agreement as the "Closing Date."

         Section 3.2 Delivery by Forefront. At the Closing, Forefront will deliver to HP, against payment of the Purchase Price, a bill of sale, assignment and such other instruments of transfer and conveyance as HP reasonably requests in the form agreed to by Forefront and HP to evidence the transfer of the Transferred Assets.

         Section 3.3 Payment for Transferred Assets. At the Closing, HP will pay to Forefront, against delivery of the Transferred Assets, the Purchase Price by wire transfer of immediately available funds in accordance with the instructions of Forefront.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF FOREFRONT

         Except as disclosed in Schedule 4 to this Agreement (which Schedule 4 shall specifically refer to the Sections of this Agreement to which the disclosure therein applies and which shall reasonably identify the basis for an exception to a representation and warranty in the Agreement), Forefront represents and warrants to HP as set forth below:

         Section 4.1 Organization. Forefront is duly incorporated and organized and is validly existing as a corporation under the laws of the state of Delaware. Forefront has the corporate power and authority to own the Verona Assets and to conduct the Verona Project in the manner in which it is now being conducted, to enter into this Agreement and to sell, transfer, assign and deliver the Transferred Assets and license the Licensed Technology to HP in accordance with this Agreement.

         Section 4.2 Authority. This Agreement has been duly authorized by all necessary corporate and other action, executed and delivered on behalf of Forefront and constitutes the legal, valid and binding obligation of Forefront, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Forefront is not party to any agreement or subject to any judgment, award, order, prohibition or decree of any court, arbitration or Governmental Body which would prevent Forefront from entering into this Agreement or from selling, transferring and assigning the Transferred Assets and licensing the Licensed Technology to HP pursuant to this Agreement. No consent or participation of or by any third party or Governmental Body is required as a condition to the consummation by Forefront of the transactions contemplated by this Agreement.

         Section 4.3 Restrictions. Except for the Permitted Encumbrance, Forefront is not a party to any charter, bylaw, indenture, agreement, contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which adversely affects or restricts or may in the future adversely affect or restrict, the Transferred Assets or the Licensed Technology or HP's ability to use or treat the Transferred Assets and Licensed Technology in any manner or conduct the Verona Project as it sees fit after consummation of the transactions contemplated hereby.

         Section 4.4       Ownership and Status of the Verona Assets.

                  (a) The Verona Assets represent all of the assets related to the Verona Project.

                  (b) Forefront owns each Verona Asset other than the Third Party Licenses free and clear of all Encumbrances, rights and claims whatsoever, other than the AISoft Agreement and, upon transfer of the Transferred Assets and license of the Licensed Technology to HP in accordance with this Agreement, HP will obtain good title to such Transferred Assets and a valid license to the Licensed Technology, free and clear of any adverse rights or claims whatsoever other than the Permitted Encumbrance.

         Section 4.5       Intellectual Property.

                  (a) Schedule 2.1(a) contains a complete list of the Verona Intellectual Property.

                  (b) Except as specifically stated in Schedule 4:

                           (i)  Forefront is the sole owner of all of the Verona
                  Intellectual Property other than the third party licenses listed on Schedule 4.5(b) hereto (the "Third Party Licenses") and has not granted licenses to the Verona Intellectual Property to any third parties except for the license granted under the AISoft Agreement. Forefront has the right to transfer ownership of all the Transferred Assets to HP and to license the Licensed Technology free and clear of all Encumbrances other than the Permitted Encumbrance;

                           (ii) Forefront has conducted the Verona Project activities completely internally without reference to or license of any third party Intellectual Property (other than the Third Party Licenses) or use of consultants and Forefront is not obligated to make any royalty or other payment to any third party under any Intellectual Property (other than pursuant to the Third Party Licenses) in connection with the Verona

                  Project;

                           (iii) The Third Party Licenses (A) are valid and binding on Forefront, (B) are in full force and effect, and
                  (C) have not been breached by Forefront;

                           (iv) Forefront, in connection with and relation to the Verona Project and the Source Code CD, has no knowledge that it has infringed or misappropriated any Intellectual Property of any third party. Forefront has not received any notice, claim or protest alleging any such infringement or misappropriation. Forefront is not aware that any such notice, claim or protest is threatened or contemplated by any third party;

                           (v)  Forefront  is not aware of any  infringement  or
                  misappropriation   by  any  third   party  of  any   Forefront
                  Intellectual Property;

                           (vi) Forefront is not aware that any of the Verona Employees is obligated under any contract, or subject to any judgment or governmental order, that would restrict or interfere with such employees' best efforts on behalf of HP. Forefront is not aware that any of the Forefront Employees or Verona Employees, as a result of performing services for Forefront, is in violation of any employment contract with a third party or is in violation of any contract with a third party regarding Intellectual Property; and

                           (vii) Forefront has obtained from each of the Forefront Employees and Verona Employees a written agreement in substantially the form of Exhibit 4.5(b)(vii).

         Section 4.6       Litigation and Claims.

                  (a)  There  is  no  action,  suit,  arbitration,   proceeding,
         grievance or investigation pending or, to the knowledge of Forefront, threatened before any court, tribunal, panel or Governmental Body in which Forefront or any of its Affiliates is a party relating to the Verona Project or to which the Verona Assets or their ownership or use may be subject, and none of Forefront or any officer, employee, agent or consultant thereto, is enjoined from any action that may adversely affect the sale or operation of the Verona Project and the Verona Assets.

                  (b) Forefront is not in violation of or in default under any law, decree, order or regulation applicable to Forefront or the Verona Assets, including without limitation those relating to environmental requirements (such as air, water and noise pollution) and to employment practices (such as discrimination, health and safety). None of
         Forefront or any of its officers, directors, employees, agents or consultants thereto, has been permanently or temporarily enjoined by any order, judgment or decree of any governmental authority from engaging in or continuing any conduct or practice in connection with the Verona Project or the Verona Assets or the transactions contemplated hereby. There is not in existence on the date hereof any order, judgment or decree of any governmental authority enjoining or requiring Forefront specifically by name, to take any action of any kind with respect to the Verona Project or the Verona Assets.

         Section 4.7       Related Agreements.

                  (a) Except for the agreements listed on Schedule 4.7(a) to this Agreement and the Forefront Benefit Plans, Forefront is not a party to, bound by or subject to any contract or commitment, whether oral or written, in connection with or relation to the Verona Project, the Verona Assets or the Verona Employees.

                  (b) True, current and complete copies of the agreements listed on Schedule 4.7(a) have been delivered to HP, and there are no oral or written commitments or agreements with respect to the renewal, repudiation or amendment of such agreements.

                  (c) Except for the AISoft Agreement, there are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the assets, properties or rights of Forefront included in the Verona Assets or any interest therein.

                  (d) Schedule 4.7(d) to this Agreement sets forth third parties other than HP to whom Forefront has demonstrated some part of the Verona Project. Forefront has entered into nondisclosure agreements with the parties set forth on Schedule 4.7(d) and except as listed on
         Schedule 4.7(d), Forefront has not demonstrated the Verona Project to any third party. Forefront has not disclosed the Verona Source Code to any third party.

                  (e) Each agreement listed on Schedule 4.7(a), (i) is valid and binding on Forefront, (ii) is in full force and effect, and (iii) has not been breached by Forefront.

         Section  4.8  Permits.   There  are  no  licenses,   permits  or  other
governmental authorizations required in the conduct of the Verona Project or the operation of the Verona Assets.

         Section 4.9 Taxes. Forefront has timely filed all tax returns which it is required to file and has paid in full all Taxes which it is required to pay. There are (and as of immediately following the Closing there will be) no Encumbrances on the Verona Assets relating to or attributable to Taxes. Forefront has no knowledge of any basis for the assertion of any such claims which, if adversely determined, would result in an Encumbrance on the Verona Assets or otherwise adversely affect HP or HP's use of the Transferred Assets or the Licensed Technology. None of the Verona Assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         Section 4.10      Employment Matters.

                  (a) Other than presenting the Verona Employees with the Offer Letters from HP, Forefront has not, to its knowledge, made any statement, representation or promise, orally or in writing, to any of the Verona Employees concerning the salary or benefits HP may pay or provide to any Verona Employee.

                  (b) Forefront has provided to HP a list of all Verona Employees showing, by reference to appropriate grades or categories, the remuneration payable and other principal benefits which Forefront or its Affiliates are bound to provide.

                  (c) Other than the agreements listed on Schedule 4.10(c) to this Agreement, there is not in existence any written or unwritten contract of employment, including any agreement which provides for special remuneration or security of tenure, with any Verona Employee.

                  (d) Forefront has in relation to each of the Verona Employees complied with all statutes, regulations, codes of conduct, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between Forefront and the Verona Employees.

                  (e) Forefront has in relation to each of the Verona Employees complied with the terms and conditions of all employee pension benefit plans and employee welfare benefit plans as defined in Section 3 of ERISA, and all profit-sharing, group insurance, bonus, deferred compensation, executive compensation, consulting, stock option, severance pay, insurance, employment, simplified employee pension ("SEP"), pension or retirement plan or written agreement relating to employment or fringe benefits for employees of Forefront (collectively, the "Forefront Benefit Plans").

                  (f) Except as described in Schedule 4.10(f) to this Agreement, no Verona Employee shall accrue or receive additional benefits under the Forefront Benefit Plans (other than additional accruals under the formula provided for in such plans as in effect prior to and without regard to the transactions contemplated hereby) as a direct result of the transactions contemplated by this Agreement. Verona Employees do not participate in any multiemployer plans within the meaning of
         Section 3(37) of ERISA.

                  (g) No Verona Employee has asserted any claim against Forefront since such employee's hiring date by Forefront and, to Forefront's knowledge, there are no present circumstances which are likely to give rise to any such claim.

                  (h) No Verona Employee is a member of or represented by a trade union.

                  (i) With respect to the Verona Employees, Forefront is not a party, either directly or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union.

         Section 4.11 Bookmaker Transaction. Forefront has complied with and performed all of its obligations to the extent required to have been complied with or performed as of the date of this Agreement to Bookmaker Corporation ("Bookmaker"), the successors and assigns of Bookmaker, the Verona Employees and Martin Mazner ("Mr. Mazner") under the Asset Purchase Agreement dated as of June 12, 1996 between Forefront, Bookmaker, Mr. Mazner and certain of the Verona Employees, as amended (the "Bookmaker APA"), and all related agreements between Forefront and one or more of the above named parties, as amended (the Bookmaker APA and the related agreements referred to collectively as the "Bookmaker Agreements"). Forefront has no further obligations to Bookmaker, its successors and assigns, the Verona Employees or Mr. Mazner under the Bookmaker Agreements other than its continuing obligations under the agreements specified in Schedule 4.11 and the execution and performance of this Agreement will not create or give rise to any obligations under the Bookmaker Agreements or with respect to the Transferred Assets, the Licensed Technology, the Verona Employees or the Verona Project.

         Section 4.12 Brokerage. No broker, finder or other third party has any right to a commission or other fee as the result of action by or on behalf of Forefront in connection with this Agreement.

         Section 4.13 Disclosure. To its knowledge, Forefront has disclosed to HP all material adverse facts which directly relate to the Verona Project, the Verona Assets and the Verona Employees. None of the representations or warranties of Forefront contained herein, and none of the information contained in the Schedules hereto is false or misleading or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading.


                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF HP

         HP represents and warrants to Forefront as set forth below:

         Section 5.1 Organization. HP is duly incorporated and organized and is validly existing as a corporation under the laws of the state of California. HP has the corporate power and authority to enter into this Agreement, the Bonus Agreements and the Noncompetition Agreement and to purchase from Forefront the Transferred Assets in accordance with this Agreement.

         Section 5.2 Authority. This Agreement, the Bonus Agreements and the Noncompetition Agreement have been duly authorized by all necessary corporate and other action, executed and delivered on behalf of HP and constitute the legal, valid and binding obligations of HP, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. HP is not a party to any agreement or subject to any judgment, award, order, prohibition or decree of any court, arbitration or Governmental Body which would prevent HP from entering into this Agreement, the Bonus Agreements or the Noncompetition Agreement or from purchasing the Transferred Assets from Forefront pursuant to this Agreement.

No consent or participation of or by any third party or Governmental Body is required as a condition to the consummation by HP of the transactions contemplated by this Agreement, the Bonus Agreements or the Noncompetition Agreement.

         Section 5.3 Brokerage. No broker, finder or other third party has any right to a commission or other fee as the result of action by or on behalf of HP in connection with this Agreement.


                                   ARTICLE VI

                                VERONA EMPLOYEES

         Section 6.1 Offers of Employment. On or before the Closing Date, HP shall make offers of employment, conditioned upon the Closing, to the Forefront Employees listed in Schedule 6.1 (the "Verona Employees"), upon the terms and conditions set forth in the offer letters presented to such employees (the "Offer Letters")

         Section 6.2 Terms of Employment. Upon becoming employees of HP, the Verona Employees will be treated as new hires under each of HP's employee benefit plans; provided that any credit under HP's employee benefit plans for employment service prior to the hire date of such Verona Employee shall be specified in the Offer Letters.

         Section 6.3 Acceptance of Employment Offers. On or before the Closing Date, each of the Verona Employees shall have accepted employment offers from HP on the terms and conditions set forth in the Offer Letters.

         Section 6.4 Bonus Agreements. On or before the Closing Date, HP and each of the Verona Employees shall enter into a bonus agreement on mutually agreeable terms and conditions (the "Bonus Agreements").


                                   ARTICLE VII

                            AGREEMENT WITH MR. MAZNER

         On or prior to the Closing Date, HP and Mr. Mazner shall enter into a noncompetition agreement on mutually agreeable terms and conditions (the "Noncompetition Agreement").

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         Section 8.1 Due Diligence. No information or knowledge obtained in any investigation conducted by HP or provided to HP shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of all the parties to consummate the transactions contemplated hereby.

         Section 8.2 Previous Noncompetition Agreements With the Verona Employees. On or prior to the Closing Date, Forefront will waive operation of any noncompetition agreements between Forefront and any Verona Employee with regard to such Verona Employee's employment with HP.

         Section 8.3       Transition Services.

                  (a) Use of Equipment. For a period of up to eight (8) weeks following the Closing Date, Forefront will make available to HP for continued use by the Verona Employees the hardware, software and other equipment at the facility described in Section 8.3(b) below. There shall be no charge to HP for the use of such equipment.

                  (b) License to Use Premises. Forefront hereby grants to HP a license to use the facilities located at 2747 Park Boulevard, Palo Alto, California 94306 for a period of up to eight (8) weeks following the Closing Date (the "Facilities License"). In consideration for the Facilities License, HP shall pay to Forefront One Thousand Eight Hundred Thirty-Three Dollars and Fifty Cents ($1833.50) per week for each week during which HP exercises such license. In addition, HP shall reimburse Forefront for HP's pro rata share of incurred expenses, such as telephone, Internet service and utilities, for the period during which HP exercises the Facilities License. HP may terminate the Facilities License at any time upon one (1) week's notice.

         Section 8.4 Salt Lake City and Houston Source Code Diskette of May 11, 1997.

                  (a) Delivery and Return of Source Code CD. At or prior to the Closing, Forefront shall deliver to HP the compact disk (CD) titled "Salt Lake City and Houston Source Code Diskette of May 11, 1997" (the "Source Code CD") which contains certain programming statements or instructions of Forefront (the "Forefront Source Code") written and expressed in language from which statements or instructions are translated by an appropriate language processor into executable machine code. On or before the earlier to occur of (i) the first commercial shipment of a commercial product resulting from the Verona Project ("Verona 1.0") and (ii) June 30, 1998 (provided that HP may extend this date with the consent of Forefront which consent will not be unreasonably withheld), HP shall return the Source Code CD to Forefront and shall certify the destruction of all documents or media containing any Forefront Source Code and any and all copies or extracts thereof; provided that this Section 8.4(a) shall not require the return or destruction of any of the Forefront Source Code which HP has a right to continue using pursuant to the license granted under Section 8.4(b) below.

                  (b)  Grant  of  Limited  License.  Subject  to the  terms  and conditions of this Agreement, Forefront hereby grants to HP (i) the right to use the Forefront Source Code contained in the Source Code CD internally in the development of Verona solely for the purposes of achieving the functionality described in the Verona Executive Summary dated April 23, 1997 under the heading "Verona 1.0 Broad Functionality List" or of achieving such other functionality as HP reasonably desires provided that such functionality falls within the spirit of the description of Verona contained in the Verona Executive Summary (which right shall include the right to reproduce and incorporate in the source code for Verona 1.0 (the "Verona Source Code") such portions of the Forefront Source Code contained in the Source Code CD as may be necessary or appropriate to achieve such functionality), (ii) a non-exclusive, worldwide, fully-paid, royalty-free, license to use, reproduce, display, translate and distribute the Forefront Source Code incorporated in the Verona Source Code (the "Licensed Technology) and
         (iii) a non-exclusive, worldwide, fully-paid, royalty-free, license to use, reproduce, display, translate and distribute the Licensed Technology in any enhancements to, modifications of and other products derived from Verona 1.0. HP shall have no right or license to use the Forefront Source Code for any other purposes.

                  (c) Confidentiality and Non-Use Obligations. Prior to the return of the Source Code CD, HP agrees (i) to hold the Forefront Source Code in confidence and to take all reasonable precautions to protect the Forefront Source Code (including without limitation, the maintenance of the Forefront Source Code in a secure area with access restricted to the Verona Employees and such other HP employees as the Verona Employees determine need to have access to such Forefront Source Code and all other precautions HP employs with respect to its own source code), (ii) not to disclose any such Forefront Source Code to any third person (except to an agent, employee or consultant of HP who needs to have access to such Forefront Source Code and who is bound by a confidentiality agreement or to a permitted sublicensee pursuant to a sublicense agreement, in either case which contains confidentiality obligations that are no less restrictive than those contained in this
         Section 8.4(c)) and (iii) not to make any use whatsoever at any time of such Forefront Source Code except as expressly authorized in this
         Section 8.4. Without granting any right or license, Forefront agrees that the foregoing shall not apply with respect to information that (i) is in or (through no improper action or inaction by HP or any of its affiliates, agents, employees, consultants or sublicenses) enters the public domain, (ii) was in HP's possession or known by it prior to receipt from Forefront, (iii) was rightfully disclosed to it by another person without restriction, or (iv) was independently developed by it without use of the Forefront Source Code. HP acknowledges and agrees that due to the unique nature of the Forefront Source Code, Forefront will suffer irreparable harm for any material breach by HP of its obligations under this Section 8.4(c) for which there may be no adequate remedy at law and therefore, that upon any such material breach by HP, Forefront shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law or under this Agreement.

                  (d) Disclosure of Incorporated Source Code. Concurrently with the return of the Source Code CD, HP shall provide Forefront with a written certification containing a list of (i) all of the Forefront Source Code files reproduced and incorporated (in whole or in part) in the Verona Source Code and (ii) all of the employees of HP other than the Verona Employees who had access to the Source Code CD.

         Section 8.5       Intentionally omitted per Confidentiality Request

         Section 8.6 Noncompetition. In consideration for the payments to be received hereunder and for other good and valuable consideration, receipt of which is hereby acknowledged, Forefront will not engage, directly or indirectly, in any business activity involving developing, marketing, licensing, selling or servicing products or services for enhanced printing of hypertext mark-up language (HTML) or Internet documents (except to the extent such capabilities are incorporated in current products or services of Forefront, and may be incorporated in any successors to such products or services to the extent no Intellectual Property included in the Transferred Assets is incorporated therein) for a period of two (2) years from the Closing Date.

         Section 8.7 Non-Solicitation. For a period of two (2) years from the Closing, Forefront will not solicit for employment any Verona Employee or hire any Verona Employee; provided, however, that, Forefront may hire any Verona Employee (a) who has been involuntarily terminated by HP, or (b) who, at the time of hiring, has been employed by a third party unaffiliated with Forefront or HP on a bona fide basis for at least twelve (12) months, or (c) with respect to whom HP has agreed may be hired by Forefront.

         Section 8.8       Forefront's Obligations - Employee Benefit Plans.

                  (a) Forefront shall retain responsibility for and satisfy in full its obligations with respect to all employee benefits which have accrued and which will accrue to the Verona Employees under the Forefront Benefit Plans in accordance with the terms of the Forefront Benefit Plans and applicable federal and local rules, regulations and legislation having jurisdiction over such plans. The Forefront Benefit Plans shall pay directly, or otherwise discharge in accordance with the provisions of such plans, to each Verona Employee that portion of all benefits which has been accrued and is payable under such provisions on behalf of each such employee (or is attributable to expenses properly incurred by such employee) as of the Closing Date and the plans of HP shall assume no liability therefor. Forefront shall pay all such amounts when due in accordance with the provisions of the Forefront Benefit Plans.

                  (b) No Forefront Benefit Plan and no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Forefront (and no amount, attributable to any such plan, fund program or arrangement) shall be transferred to HP and HP shall not be required to continue any such plan, fund, program or arrangement after the Closing Date.

                  (c) HP or its plans shall not be liable for any claim for insurance, reimbursement or other benefits payable with respect to any Verona Employee by reason of any event which occurs prior to the Closing Date.

         Section 8.9 Further Assurances. From time to time after the Closing Date, at HP's request and without further consideration between the parties hereto, Forefront shall execute and deliver such further instruments of transfer and written assurances and shall take such other action as HP shall reasonably request for the purpose of fully transferring and licensing to HP and confirming HP's rights to the Transferred Assets and the Licensed Technology.


                                   ARTICLE IX

                                 INDEMNIFICATION

         Section 9.1 General Indemnification Obligation of Forefront. For a period of two (2) years after the Closing, Forefront will reimburse, indemnify and hold harmless HP and its successors and permitted assigns (an "Indemnitee") against and in respect of the following:

                  (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnitee that result from, relate to or arise out of:

                            (i) any and all liabilities and obligations of Forefront of any nature whatsoever;

                           (ii) any and all actions,  suits,  claims,  or legal,
                  administrative, arbitration, governmental or other proceedings or investigations against any Indemnitee that relate to Forefront with respect to the Verona Project, the Verona Assets or the Verona Employees, which result to any extent from or arise to any extent out of any action or inaction prior to the Closing Date of Forefront or any director, officer, employee, agent, representative or subcontractor of Forefront;

                           (iii) any  misrepresentation,  breach of  warranty or
                  nonfulfillment of any agreement or covenant on the part of Forefront under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to HP pursuant hereto; or

                           (iv) any claims by creditors of Forefront  against HP
                  arising out of the failure of Forefront to comply with any applicable bulk sales law or similar law protecting creditors of Forefront.

                  (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.1.

         Section 9.2 Method of Asserting Claims, Etc. In the event that any claim or demand for which Forefront would be liable to an Indemnitee hereunder is asserted against or sought to be collected from an Indemnitee by a third party, the Indemnitee shall promptly notify Forefront of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Forefront shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnitee, (i) whether or not they dispute their liability to the Indemnitee hereunder with respect to such claim or demand, and (ii) notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnitee against such claim or demand.

                  (a) In the event that Forefront notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand then, except as hereinafter provided, Forefront shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by Forefront to a final conclusion in such a manner as to avoid any risk of
         Indemnitee   becoming  subject  to  liability  for  any  other  matter;
         provided, however, Forefront shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, as the case may be, from all liability in respect of such claim or litigation. If any Indemnitee desires to participate in any such defense or settlement, it may do so at its sole cost and expense. If an Indemnitee determines in good faith that Indemnitee's interests with respect to any such claim or demand cannot appropriately be represented by Forefront or the litigation or resolution of any such claim or demand involves an issue or matter which could have a materially adverse effect on the business, operations, assets, properties or prospects of the Verona Project, the Transferred Assets, the Licensed Technology or the Verona Employees, or the administration of the tax returns and responsibilities under the tax laws of any Indemnitee, then the Indemnitee shall have the right, subject to the consent of Forefront which consent will not be unreasonably withheld, to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of Forefront hereunder; provided, however, that the Indemnitee shall not settle any such claim or demand without the prior written consent of Forefront, which consent shall not be unreasonably withheld. If the Indemnitee should elect to exercise such right, Forefront shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

                  (b) (i) If Forefront elects not to defend the Indemnitee against such claim or demand, whether by not giving the Indemnitee timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by Forefront or by the Indemnitee (but the Indemnitee shall not have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Forefront hereunder.

                           (ii) In the event an  Indemnitee  should have a claim
                  against Forefront hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such claim to Forefront. If Forefront does not notify the Indemnitee within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Forefront hereunder.

         Section 9.3 Payment.  Upon the determination of liability under Section
9.2 of this Agreement, Forefront shall pay to the Indemnitee, within thirty (30) days after such determination, the amount due to the Indemnitee with respect to any claim for indemnification made hereunder.

         Section 9.4 Other Rights and Remedies Not Affected. The indemnification rights of the Indemnitee under this Article IX are independent of and in addition to such rights and remedies as the Indemnitee may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

         Section  9.5   Limitation  on   Indemnification.   In  no  event  shall
Forefront's   liability  to  indemnify   Indemnitee  hereunder  exceed,  in  the
aggregate, fifty percent (50%) of the amount of the Purchase Price.


                                    ARTICLE X

                               GENERAL PROVISIONS

         Section 10.1 Survival of Representations and Warranties. The representations and warranties of the parties shall survive the consummation of the transactions contemplated by this Agreement for a period of two (2) years following the Closing and shall continue to be subject to the indemnification described in Article IX above.

         Section 10.2      Integrated Agreement; Amendments.

                  (a) The recitals and Schedules to this Agreement constitute an integral part of this Agreement and are incorporated herein by this reference. This Agreement and the documents and instruments and other agreements between the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings, and all contemporaneous alleged oral agreements or understandings, between the parties with respect to the transactions contemplated by this Agreement, except that the Confidential Disclosure Agreement dated April 1, 1997 between HP and Forefront shall remain in full force and effect.

                  (b)  This   Agreement  may  be  modified  only  by  a  written
         instrument duly executed by each party hereto.

         Section 10.3 Waiver. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party which is entitled to assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

         Section 10.4 Notices. All notices and other communications between the parties shall be in writing and shall be deemed to have been duly given (a) on the same day when delivered personally or by courier to the party to whom addressed or when sent by facsimile, confirmation received, and (b) three (3) business days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed, at the following addresses, or at such other addresses as the parties may designate by written notice:

                  If to Forefront, to:

                  The Forefront Group, Inc.
                  1360 Post Oak Boulevard, Suite 2050
                  Houston, Texas 77056
                  Attention: President
                  Facsimile No.: (713) 961-1149

                  with a copy to:

                  The Forefront Group, Inc.
                  1360 Post Oak Boulevard, Suite 2050
                  Houston, Texas 77056
                  Attention: General Counsel
                  Facsimile No.: (713) 961-4530

                  If to HP, to:

                  Hewlett-Packard Company
                  100 Mayfield Avenue
                  Mountain View, California 94043
                  Attention: Atul Bhatnagar, General Manager, Information Appliance Operation
                  Facsimile No.: (650) 691-7391

                  With copies to:

                  Hewlett-Packard Company
                  3000 Hanover Street, MS 20BT
                  Palo Alto, CA  94304
                  Attention:  Director, Corporate Development
                  Facsimile No.: (650) 857-3748

                  and

                  Hewlett-Packard Company
                  3000 Hanover Street, MS 20BQ
                  Palo Alto, California 94304
                  Attention:  General Counsel
                  Facsimile No.: (650) 857-4392

         Section 10.5 Confidentiality. Each of Forefront and HP agrees that it shall not disclose any of the terms, conditions or other facts relating to this Agreement and the transactions contemplated hereby or thereby without the prior written consent of the other party except that a party may disclose such information which it believes in good faith to be required by law (in which case such party will give the other party reasonable opportunity to review the proposed disclosure and will use best efforts to accommodate such reviewing party's comments). Forefront agrees that it will cause its directors, officers, employees, agents or advisors, including, without limitation, attorneys, accountants and financial advisors (collectively, "Representatives") to observe these terms and will be responsible for any breach of them by any of its Representatives.

         Section 10.6 Publicity. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other party, except that a party may make such public disclosure which it believes in good faith to be required by law (in which case such party will give the other party reasonable opportunity to review the proposed disclosure and will use best efforts to accommodate such reviewing party's comments).

         Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original Agreement, but all of which, taken together, shall constitute one Agreement.

         Section 10.8 No Transfer. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

         Section 10.9 Expenses. Each party to this Agreement will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein or therein on its part to be performed and complied with, including, without limitation, the fees, expenses and disbursements of its counsel, accountants and financial advisors, if any.

         Section 10.10 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other.

         Section 10.11 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, or will be interpreted, to provide to or create for any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity, and all provisions hereof will be personal solely between the parties to this Agreement.

         Section 10.12 Mutual Drafting. This Agreement is the joint product of Forefront and HP and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Forefront and HP and shall not be construed for or against any party hereto.

         Section 10.13 Severability. Should any portion or provision of this Agreement be declared invalid or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder hereof.

         Section 10.14 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives on the Effective Date.



THE FOREFRONT GROUP, INC.                        HEWLETT-PACKARD COMPANY


/s/ David Sikora                                 /s/ J. David Logan
---------------------------                      -------------------------------
David Sikora                                     J. David Logan
President and CEO                                Director, Corporate Development